As filed with the Securities and Exchange Commission on April 28, 1998
                 Registration No. 333-_____
                                        SECURITIES AND EXCHANGE COMMISSION
                                              Washington, D.C. 20549



                                                     FORM SB-2
                                              REGISTRATION STATEMENT
                                                       Under
                                            The Securities Act of 1933



                                            CHICKEN KITCHEN CORPORATION
                             (Name of registrant as specified in its charter)

                   Florida                                    59-3283225
         (State or Jurisdiction of                            (IRS Employer
       incorporation or organization)                   Identification No.)


        5415 Collins Avenue, Ste. 305                    Christian de Berdouare
            Miami, Florida  33140               5415 Collins Avenue, Ste. 305
               (305) 867-4433                        Miami, Florida  33140
                                                        (305) 867-4433
(Address, including zip code, and telephone number, including area code of Registrant's principal executive offices)
                              (Name, address, including zip code, and
 Telephone number, including area code, of     agent for service)
                                                     COPY TO:
                                                  Jehu Hand, Esq.
                                                    Hand & Hand
                                     24901 Dana Point Harbor Drive, Suite 200
                                           Dana Point, California 92629
                                                  (714) 489-2400
                                             Facsimile (714) 489-0034

         Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement.

         If the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment plan, please check the following box: [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:
[ ]




                                          CALCULATION OF REGISTRATION FEE

                                                            Proposed Maximum     Proposed Maximum
     Title of Each Class of                  Amount to       Offering Price          Aggregate         Amount of
   Securities to be Registered             Be Registered      Per Share(1)        Offering Price   Registration Fee

Class A Common Stock issuable upon
  conversion of Series A
  Convertible Preferred Stock(2).......    4,611,195              $1.468         $ 6,769,234.20      $ 1,996.92
Class A Common Stock offered by
  selling shareholders(3)..............      600,000              $1.468         $   880,800.00      $   259.84
Class A Common Stock, issuable upon
  exercise of options(4)(5)............      200,000              $1.467        $250,000.00             $ 74.88
Class A Common Stock, issuable upon
  exercise of options(6)...............      100,000              $2.00          $   200,000.00      $    59.00
Class A Common Stock, issuable upon
  exercise of options(7)...............      100,000              $2.50          $   250,000.00      $    73.75
Class A Common Stock, issuable upon
  exercise of options(8)...............      100,000              $3.00          $   300,000.00      $    88.50
Class A Common Stock, issuable upon
  exercise of options(9)...............      100,000              $3.50          $   350,000.00      $   103.25
Total(10)..............................    5,711,195                             $ 8,045,185.20      $ 2,632.89


(1)    Estimated solely for purposes of calculating the registration fee.
(2) Includes 4,611,195 shares issuable upon conversion of 4,000 shares ($4,000,000 aggregate principal amount) of Series A Convertible Preferred Stock at the lower of $1.265625 or 65% of the closing bid price of the Common Stock averaged over the five trading days prior to the date of conversion. The maximum offering price per share is based upon the closing price of the Common Stock on April 22, 1998, of $1.468 since it is higher than the estimated conversion price per share of the Series A Convertible Preferred Stock (in accordance with Rule 457(g)). Includes 10% additional shares (104.80 shares of common stock per share of Preferred Stock) ubder provisions of the Preferred Stock).
(3)    Includes 600,000 shares already issued and outstanding.
(4) The maximum offering price per share is based upon the closing price of the Common Stock on April 22, 1998, or $1.468 since it is higher than the exercise price of the option (in accordance with Rule 457(g)).
(5) Includes 100,000 shares issuable upon exercise of options at $1.75 per share.
(6) Includes 100,000 shares issuable upon exercise of options at $2.00 per share.
(7) Includes 100,000 shares issuable upon exercise of options at $2.50 per share.
(8) Includes 100,000 shares issuable upon exercise of options at $3.00 per share.
(9) Includes 100,000 shares issuable upon exercise of options at $3.50 per share.
(10) Includes in each case reoffers of the Common Stock offered hereby and shares issuable pursuant to antidilution provisions pursuant to
       Rule 416.


       The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                   PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION
PROSPECTUS
                                            CHICKEN KITCHEN CORPORATION
                                         5,711,195 Shares of Common Stock
                                                 ($.001 par value)

      The estimated 5,711,195 shares (the "Shares") of Common Stock, par value $.0005 per share (the "Common Stock") of Chicken Kitchen Corporation, a Florida corporation (the "Company") are being offered by the selling stockholders (the "Selling Stockholders") and include an estimated 4,611,195 shares issuable upon conversion of $4,000,000 in principal amount of Series A Convertible Preferred Stock (the "Series A Preferred"), 500,000 shares issuable upon exercise of options, and 600,000 shares currently outstanding. The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders. See "Selling Stockholders." The expenses of the offering, estimated at $30,000, will be paid by the Company.

      The Common Stock currently trades on the Electronic Bulletin Board under the symbol "CKKC" On April 22, 1998, the last sale price of the Common Stock as reported on the Electronic Bulletin Board was $1.468 per share.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
              COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED ON THE
                        ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
                            REPRESENTATION TO THE CONTRARY IS A
                                  CRIMINAL OFFENSE.

                         PURCHASE OF THESE SECURITIES INVOLVES RISKS.
 See "Risk Factors" on page 4.

         Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

























                              The date of this Prospectus is ___________, 1998

      No person has been authorized in connection with this offering to give any information or to make any representation other than as contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities covered by this Prospectus in any state or other jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such state or jurisdiction. Neither the delivery of this Prospectus nor any sales made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof.

                                              ADDITIONAL INFORMATION

      The Company has filed a Registration Statement under the Securities Act with respect to the securities offered hereby with the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. This Prospectus, which is a part of the Registration Statement, does not contain all of the information contained in the Registration Statement and the exhibits and schedules thereto, certain items of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including all exhibits and schedules thereto, which may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its Regional Offices located at 7 World Trade Center, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 at prescribed rates during regular business hours. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in its entirety by such reference. The Company will provide, without charge upon oral or written request of any person, a copy of any information incorporated by reference herein. Such request should be directed to the Company at 5415 Collins Avenue, Suite 305, Miami, Florida 33140, telephone (305) 867-4433.

      As of the date of this Prospectus, the Company became a reporting company under the Exchange Act and in accordance therewith in the future will file reports and other information with the Commission. All of such reports and other information may be inspected and copied at the Commission's public reference facilities described above. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of such site is http://www.sec.gov. In addition, the Company intends to provide its shareholders with annual reports, including audited financial statements, unaudited semi-annual reports and such other reports as the Company may determine.

                                                PROSPECTUS SUMMARY

      The following summary is qualified in its entirety by reference to the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus.

The Company

         Chicken Kitchen Corporation, a Florida corporation formerly known as Chicken Acquisition Corp. (the "Company") is engaged in the business of operating five Chicken KitchenR restaurants in Florida, with one additional location under construction, and is commencing to offer franchises. Chicken Kitchen restaurants feature grilled chicken and complementary menu items.

      The Company's concept is to offer a healthy, nutritious and delicious menu centered on fresh chicken. Chicken is marinated in the Company's proprietary blend of fruit juices, herbs and spices and cooked to order in view of the customer on open flame grills. All side dishes and sauces are prepared daily in the kitchen using only fresh and natural products. All menu items are designed to be low in fat, cholesterol and calories and are prepared in accordance with the related guidelines established by the American Heart Association.

      Chicken Kitchen restaurants are designed to require from 600 to 3,200 square feet, making placement of a franchised location very flexible (e.g. airports, food courts, etc.) as well as the more traditional strip center or stand alone restaurant locations. The Company has also commenced marketing its franchise opportunity. The Company's restaurants average 1,475 square feet. The Company intends to grow both by franchising and also by adding Company stores.

      The corporate offices of the Company are located at 5415 Collins Avenue, Suite 305, Miami, Florida 33140 and its telephone number is (305) 867-4433.


Securities Offered:....................................................   An estimated 5,711,195 shares of
                                                                          Common Stock, $.0005 par value per
                                                                          share, including an estimated 4,611,195
                                                                          shares issuable upon conversion of 4,000
                                                                          shares of Series A Preferred Stock at a
                                                                          conversion price per share of Preferred
                                                                          Stock equal to $1,000 divided by the
                                                                          lower of $1.265625 or 65% of the
                                                                          average closing bid price of the Common
                                                                          Stock on the five trading days prior to
                                                                          conversion; 500,000 shares issuable upon
                                                                          exercise of options; and 600,000 shares
                                                                          currently outstanding.

Risk Factors...........................................................   The securities offered hereby involve a
                                                                          high degree of risk and immediate
                                                                          substantial dilution and should not be
                                                                          purchased by investors who cannot afford
                                                                          the loss of their entire investment.  See
                                                                          "Risk Factors."

Common Stock Outstanding Before Offering:..............................   11,555,248(1) shares, including 10,536,298
                       shares of Class A Common Stock and
                       1,018,950 shares of Class B Common
                                     Stock;

Common Stock Outstanding After Offering:...............................   16,666,443(2) shares, including 15,647,493
                       shares of Class A Common Stock and
                       1,018,950 shares of Class B Common
                                     Stock;


                                                         3




NASD Electronic Bulletin Board Symbol..................................   CKKC

(1)      Based on shares outstanding as of March 21, 1998.

Risk Factors

         The securities offered hereby are highly speculative and involve a high degree of risk, including, but not necessarily limited to the risk factors described below. Prospective purchasers should carefully consider the following risk factors, among others, as well as the remainder of this prospectus, prior to making an investment in the Company.

                                                   RISK FACTORS

         An investment in the securities offered hereby is speculative in nature and involves a high degree of risk. In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating the Company and its business.

Limited History of Business Operations; Management of Growth

         The Company has limited operating history, having commenced operations in November 1995. The Company currently operates five restaurants, including three which it recently acquired, has an additional restaurant under construction, and has recently commenced franchising operations. The Company will be required to build a management infrastructure as it devotes significant managerial resources to manage this growth. As a result of the increase in operating expenses caused by this expansion, operating results may be adversely affected if sales do not materialize, whether due to increased competition or otherwise. The can be no assurance that the Company will be able to grow in future periods or sustain any rates of revenue growth and profitability. As a result, the Company believes that period to period comparisons of its results of operation are not necessarily meaningful and should not be relied upon as an indication of future performance.

Additional Financing Requirements of the Company

         At December 31, 1997, the Company had working capital of approximately $1,075,971. The Company's operations have been financed to date through sales of its common stock, most recently through a the sale of Series A Preferred Stock which generated net proceeds of approximately $2,500,000. The Company requires significant additional capital for the expansion of its franchising and restaurant operations. The Company believes that the net proceeds from its recent offering and cash generated from operations will be sufficient to fund its operations until at least December 31, 1998. However, no assurance can be given that additional funds will not be required prior to the expiration of such period or that any funds which may be required will be available, if at all, on acceptable terms. If additional funds are required, the inability of the Company to raise such funds will have an adverse effect upon its operations. To the extent that additional funds are obtained by the sale of equity securities, the stockholders may sustain significant dilution. If adequate capital is not available the Company will have to reduce or eliminate its planned expansion activities, which could otherwise ultimately provide significant revenue to the Company. Even if such additional financing is available on satisfactory terms, it, nonetheless, could entail significant additional dilution of the equity ownership of the Company to existing shareholders and the book value of their outstanding shares.

Competition

         The fast food restaurant industry is highly competitive and can be significantly affected by many factors, including changes in local, regional or national economic conditions, changes in consumer tastes, consumer concerns about the nutritional quality of quick-service food and increases in the number of, and particular locations of, competing restaurants. Factors such as inflation, increases in food, labor and energy costs, the availability and cost of suitable sites, fluctuating interest and insurance rates, state and local regulations and licensing requirements and the availability of an adequate number of hourly paid employees can also adversely affect the fast food restaurant industry. Multi-unit restaurant chains like the Company can also be substantially adversely affected by publicity resulting from food quality, illness, injury, or other health concerns. Major chains, which have substantially greater financial resources and longer operating histories than the Company, dominate the fast food restaurant industry. The Company competes primarily on the basis of location, food quality and price. Changes in pricing or other marketing strategies by these competitors can have an adverse impact on the Company's sales, earnings and growth. There can be no assurance that the Company will be able to compete effectively against its competitors. In addition, with respect to the sale of franchises, the Company competes with many franchisors of restaurants and other business concepts for qualified and financially capable franchisees.

Continued Control by Management and Present Stockholders

         As of the date of this Prospectus, approximately 56.5% of the outstanding shares of Common Stock were owned by the Company's officers and directors, including 1,000,000 shares of Class B Common Stock, each of which entitles the holders thereof to 10,000 votes per share. As a result of the super voting power of the Class B Common Stock, management has over 99% of the voting power of the Company. Following completion of this Offering, and conversions of the Preferred Shares into common stock such persons will be able to elect all of the directors and will thus be able to continue to control the Company. The existence of the Class B Common Stock will likely deter any attempt to change control of the Company.

No Prior Public Broad Market

         Prior to this Offering, the Company's Common Stock has traded on the NASDAQ OTC Bulletin Board under the symbol "CKKC." Although the Company intends to apply at some future time to have the Common Stock included in the Nasdaq SmallCap(R) Market, it does not currently meet the requirements for such listing and there can be no assurance that the application will be successful nor that a broad market in the Common Stock will develop, or, if such a market develops, that it will be sustained. There can therefore be no assurance as to when, if at all, investors will be able to liquidate their investment in the Company.

Nasdaq Stock Market and Market Illiquidity

         The Company's Common Stock does not currently meet the current Nasdaq listing requirements for the SmallCap(R) Market. If the Company is unable to satisfy Nasdaq's requirements for listing, trading, if any, the Common Stock will continue to be conducted on the NASD's OTC Bulletin Board, established for securities that do not meet the Nasdaq SmallCap(R) Market listing requirements. Consequently, the liquidity of the Company's securities could be impaired, not only in the number of securities which could be bought and sold, but also through delays in the timing of transactions, reduction in security analysts' and the news media's coverage of the Company, and lower prices for the Company's securities than might otherwise be attained.

Risks of Low-priced Stocks; Penny Stock Regulations

         Until such time, if any, that the Company's securities are listed on The Nasdaq SmallCap(R) Market or a registered U.S. securities exchange they will continue to be subject to Rule 15g-9 under the 1934 Act, which imposes additional sales practice requirements on broker-dealers which sell such securities to persons other than established customers and institutional accredited investors. For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale.
Consequently, the rule may affect the ability of broker-dealers to sell the Company's Common Stock and may affect the ability of purchasers in this Offering to sell any of the Common Stock acquired pursuant to this Memorandum in the secondary market. The Commission's regulations define a "penny stock" to be any equity security that has a market price (as therein defined) less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. The penny stock restrictions will not apply to the Company's Common Stock if the Common Stock is listed on The Nasdaq SmallCap(R) Market and has certain price and volume information provided on a current and continuing basis, or meets certain minimum net tangible assets and other criteria. There can be no assurance that the Company's securities will qualify for exemption from these restrictions. If the Company's Common Stock continues to be subject to the rules on penny stocks, the market liquidity for the Common Stock could be severely adversely affected.

No Common Stock Dividends Anticipated

         The Company presently intends to retain future earnings, if any, in order to provide funds for use in the operation and expansion of its business and, accordingly, does not anticipate paying cash dividends on its Common Stock in the foreseeable future.

Shares Eligible for Future Sale

         All but 3,015,248 of the presently issued and outstanding shares of Common Stock are "restricted securities" as that term is defined under Rule 144 promulgated under the Securities Act. Rule 144 governs resales of such restricted securities for the account of any person (other than an issuer), and restricted and unrestricted securities for the account of an "affiliate" of the issuer. Restricted securities generally include any securities acquired directly or indirectly from an issuer of its affiliates which were not issued or sold in connection with a public offering registered under the Securities Act. An affiliate of the issuer is any person who directly or indirectly controls, is controlled by, or is under common control with, the issuer. Affiliates of the Company may include its directors, executive officers and persons directly or indirectly owning 10% or more of the outstanding Common Stock. Under Rule 144 unregistered resales of restricted Common Stock cannot be made until it has been held for one year from the later of its acquisition from the Company or an affiliate of the Company. Thereafter, shares of Common Stock may be resold without registration subject to Rule 144's volume limitation, aggregation, broker transaction, notice filing requirements, and requirements concerning publicly available information about the Company (the "Applicable Requirements"). Resales by the Company's affiliates of restricted and unrestricted Common Stock are subject to the Applicable Requirements. The volume limitations provide that a person (or persons who must aggregate their sales) cannot, within any three-month period, sell more than the greater of (i) one percent of the then outstanding shares, or (ii) the average weekly reported trading volume during the four calendar weeks preceding each such sale. A person who is not deemed an "affiliate" of the Company and who has beneficially owned shares for at least one year would be entitled to sell such shares under Rule 144 without regard to the Applicable Requirements. If a broad public market develops for the Company's Common Stock, the Company is unable to predict the effect that sales made under Rule 144 or other sales may have on the then prevailing market price of the Common Stock.

Management of Growth

         The Company's growth to date has required and is expected to continue to require, the full utilization of the Company's management, financial and other resources, to date without adequate working capital. The Company's ability to manage growth effectively will depend on its ability to improve and expand its operations, including its financial and management information systems, and to recruit, train and manage executive staff and employees. There can be no assurance that management will be able to manage growth effectively, and the failure to effectively manage growth may have a materially adverse effect on the Company's results of operations.

Dependence on Key Personnel

         The Company is dependent upon Christian de Berdouare, President, Chief Executive Officer and Treasurer, David Krasna, Vice President-Administration and Secretary, and Frank Blackman, Vice President of Franchising, and other key employees with respect to its operations. The Company has not entered into employment agreements with Messrs. Berdouare or Krasna and has not obtained key men life insurance on their lives. The Company's future success also depends on its ability to attract and retain other qualified personnel, for which competition is intense. The loss of certain key employees or the Company's inability to attract and retain other qualified employees could have a material adverse effect on the Company's results of operations.

Risks Associated with Forward-looking Statements

         This Prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities and Exchange Act of 1934, as amended (the "Exchange Act") although such forward-looking statements included herein will not be subject to the safe harbors for such statements under such sections. The Company's forward-looking statements include the plans and objectives of management for future operations, including plans and objectives relating to the Company's planned expansion and future economic performance of the Company. The forward-looking statements and associated risks set forth in this Prospectus include or relate to: (i) the ability of the Company to obtain a meaningful degree of consumer acceptance for its restaurant concept, (ii) the ability of the Company to develop and implement a franchising program, (iii) the ability of the Company to develop brand-name recognition for its restaurant concept, and (iv) the ability of the Company to obtain and retain sufficient capital for its future operations.

         The forward-looking statements herein are based on current expectations that involve a number of risks and uncertainties. Such forward-looking statements are based on assumptions that the Company will meet its business objectives and that there will be no material adverse change in the Company's operations or business or in governmental regulations affecting the Company or its suppliers. The foregoing assumptions are based on judgments with respect to, among other things, future economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company's control. Accordingly, although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any such assumption could prove to be inaccurate and therefore there can be no assurance that the results contemplated in forward-looking statements will be realized. In addition, as disclosed elsewhere in the "Risk Factors" section of this Prospectus, there are a number of other risks inherent in the Company's business and operations which could cause the Company's operating results to vary markedly and adversely from prior results or the results contemplated by the forward-looking statements. Growth in absolute and relative amounts of cost of goods sold and selling, general and administrative expenses or the occurrence of extraordinary events could cause actual results to vary materially from the results contemplated by the forward-looking statements. Management decisions, including budgeting, are subjective in many respects and periodic revisions must be made to reflect actual conditions and business developments, the impact of which may cause the Company to alter its marketing, capital investment and other expenditures, which may also materially adversely affect the Company's results of operations. In light of significant uncertainties inherent in the forward-looking information included in this Prospectus, the inclusion of such information should not be regarded as a representation by the Company or any other person that the Company's objectives or plans will be achieved. See "Management's Discussion and Analysis" and "Business."

                                            MARKET PRICES AND DIVIDENDS

         The Company's Class A Common Stock has been listed on the NASD OTC Electronic Bulletin Board sponsored by the National Association of Securities Dealers, Inc. under the symbol "CKKC" since May 13, 1997. On April 22, 1998 the closing bid price as reported by the Electronic Bulletin Board was $1.468.

         The following table sets forth the high and low bid prices for the Class A Common Stock as reported on the Electronic Bulletin Board for each quarter since May 13, 1997, for the periods indicated. Such information reflects inter dealer prices without retail mark-up, mark down or commissions and may not represent actual transactions. The Class B Common Stock does not trade on any market.

                  Quarter Ended                        High          Low


                  June 30, 1997                        2 3/4         1 7/64
                  September 30, 1997                  2 9/32         1 11/16
                  December 31, 1997                   2 3/16            5/8
                  March 31, 1998                      1 1/16            5/8

         The approximate number of record holders of the Company's Class A and B Common Stock as of March 31, 1998 was 173 and 25, respectively.

         The Company has never declared or paid any cash dividends on its Common Stock nor does the Company anticipate that any such dividends will be paid in the foreseeable future. The Company intends to retain any earnings it may realize to finance operations and potential expansion of its business. Holders of Series A Convertible Preferred Stock are entitled to receive dividends at the rate of $.80.00 per share per annum prior to the payout of dividends to holders of common stock.

                                       MANAGEMENT'S DISCUSSION AND ANALYSIS

Results of Operations

         The Company is engaged in the business of operating five Chicken Kitchen restaurants in Florida, with one additional restaurant under construction, and in offering franchise opportunities. Although no franchises have been sold, the Company has commenced a franchising program and intends to open additional restaurants. Two of the Company's restaurant locations were acquired in November 1997 and one on March 2, 1998. The Company is subject to the special risks attendant on companies which are expanding operations, including but not limited to, the costs of evaluating and establishing additional locations, the costs and complexities involved in expanding administrative infrastructures, as well as the high level of competition in the restaurant industry, changing consumer preferences and tastes, and general economic conditions in Florida. As a result of these risks, and the costs of expansion, the Company's operating results could be materially adversely affected especially in any particular operating period.

Nine Months Ended December 31, 1997 Compared to Nine Months Ended December 31,
 1996

         Sales in the nine months ended December 31, 1997 ("Interim 1997") were nearly double those in the nine months ended December 31, 1996 ("Interim 1996"). The primary reason for the sales increase was the growth in locations from one restaurant in Interim 1996 to four locations (including two locations established in November 1997) by the end of Interim 1997. Cost of sales was 49% of sales in Interim 1997, compared to 44% in Interim 1996. The increase was due to increases in the price of chicken and produce.

         Controllable expenses increased significantly in Interim 1997, generally in line with the increases in sales and locations with two exceptions. Advertising and promotion increased in connection with the introduction of the new locations. In addition, the Company accrued consulting fees of $367,477 in Interim 1997 in connection with shares issued in Interim 1997. Rent expense did not substantially increase since the Company assumed older existing long term leases. Other expenses in Interim 1996 include $40,591 in acquisition costs and $83,500 in amortization related to pre-opening expenses for the Adventura Mall restaurant.

Year Ended March 31, 1997 Compared to March 31, 1996

         Revenues in the year ended March 31, 1997 ("Fiscal 1997")were 260% of revenues in the year ended March 31, 1996 ("Fiscal 1996") since the restaurant in the Aventura Mall opened in November 1995, and operated only for four and a half months prior to the end of Fiscal 1996. Cost of sales (as a percentage of revenues) were substantially the same in Fiscal 1997 compared to Fiscal 1996. Controllable expenses increased significantly in Fiscal 1997 primarily as a result of consulting expenses and higher general and administrative expenses occasioned by the write-off related to the Shannon and Rosenbloom, Inc. and Sammut & Associates Ltd., consultancy agreements, higher rent expenses due to the increase in rent for corporate office space in 1997, and increased management compensation. Net loss in Fiscal 1997 was $693,863, compared to $305,060 in Fiscal 1996. From an operating standpoint, the increase in the net loss was attributable to the consulting fees, administrative costs and other costs related to the Company's expansion program.

Liquidity and Capital Resources

         As of December 31, 1997, the Company had working capital of $1,075,971, most of which was comprised of cash. In December 1997 the Company completed a private offering of Series A Convertible Preferred Stock and received net proceeds of approximately $2.5 million. The proceeds of the offering were used to acquire two restaurant locations, a remaining 45% interest in a third restaurant, to repay a $600,000 bridge loan and for working capital. Management believes that the cash on hand, together with cash generated from operations, will be sufficient to meet the Company's cash requirements until at least December 31, 1998. The Company has no lines of credit available to it at this time. Inflation has not had a significant impact on the Company's results of operations.

                                                     BUSINESS
Background

         The Company operates five Company-owned restaurants and has commenced the business of granting franchises to certain qualified persons for the ownership and operation of Chicken KitchenR restaurants (the "Restaurants"), featuring grilled chicken and other food products (the "Products"). The Restaurants will utilize certain of the Company's licensed trademarks, service marks and trade dress, including an associated logo and such other trademarks, service marks and trade dress as the Company may adopt, and the Company's licensed distinctive image, designs, business formats, methods, equipment, procedures and specifications. The Company has no other business activities.

         On November 21, 1995, the Company opened its first Chicken KitchenR Restaurant in the food court of Aventura Mall, located in North Miami, Florida. The restaurant offers marinated grilled chicken and other items, and operated under the tradename Chicken KitchenR pursuant to a license agreement (the "License Agreement") with Chicken Kitchen Corporation ("CKC"), a Delaware corporation owned by Mr. Christian Mahe de Berdouare, the current President of Chicken KitchenR. CKC owns all service marks, operations manual, trade dress, marination formulas, sauces and other recipes and concept for operations. In December 1996, the Company and CKC consummated the Agreement and Plan of Reorganization which was entered into on November 30, 1996 (the "Agreement"). Pursuant to the Agreement, the Company purchased substantially all the assets of CKC in exchange for 5,100,000 shares of the Company's Common Stock. Mr. de Berdouare, as the sole owner of CKC, thus gained control of the Company upon consummation of the transactions contemplated by the Agreement. In January 1997 an affiliate of the Company's president acquired 55% of a second restaurant out of bankruptcy, and the president subsequently in September 1997 assigned for $1.00 all of his interest in this restaurant to the company. In November 1997 the Company acquired the remaining 45% and purchased the assets of two additional restaurant locations. On March 2, 1998 the Company closed on the acquisition of its Baysite Marketplace store from Danalex.

  On January 3, 1997, Ambassa Holdings, Inc., a Delaware corporation controlled by Mr. de Berdouare, acquired a 55% ownership interest in Patty & Caesar's Food Service, Inc., a Florida corporation ("P&C"), pursuant to the terms of an Agreement for Sale of Shares by Shareholders dated November 15, 1996. P&C operates a grilled chicken restaurant at 9067 S.W. 107th Avenue in Miami, Florida, pursuant to a Franchise Agreement dated November 28, 1994, between Starr's Chicken Grill, Inc. and P&C. On October 1, 1996, P&C had filed a voluntary petition to reorganize pursuant to Chapter 11 of the United States Bankruptcy Code (United States Bankruptcy Court for the Southern District of Florida, Case No. 96-16128-BKC-RAM). Mr. de Berdouare, through his control of Ambassa Holdings, Inc. and its recently acquired interest in P&C, is now controlling the operation of the restaurant and brought it out of bankruptcy earlier in 1997, then assigned for $1.00 all of its interests in P&C to Chicken Kitchen Corporation in September 1998.

         The Company entered the business of granting franchises in March 1997. The Chicken KitchenR concept has been in development for over a decade. The developer of the concept is Mr. de Berdouare, who until obtaining control of the Company served as a consultant to the Company and its corporate parent. He established an initial quick-service chicken operation in New York City in 1983. Through his ownership in Chicken Kitchen, Ltd., and Chicken Kitchen 52 OLP, Inc., a total of five Company-owned retail fast-food outlets had been established in the New York area based on the Chicken KitchenR formula. Certain of these restaurants were not successful and sought protection under applicable bankruptcy and insolvency statutes. One restaurant is still in existence, although it is no longer associated with Mr. de Berdouare. The current owners of that restaurant are using the Chicken KitchenR tradename, recipes and concept in two additional restaurants without license or permission and, in the opinion of management, are thereby infringing on the rights to these assets.

         In an effort to reduce leasehold and operating costs on a per-store basis, the operations in New York City were transferred in 1988 to Miami, Florida and Chicken Kitchen Grill, Inc. was established. Subsequently, three restaurants were established in the Miami area, two of which were company-owned and the other was a franchised store. Until recently, these restaurants operated under the Starr's Chicken Grill tradename, but now are part of Chicken Kitchen Corporation. A fourth restaurant, operating a similar restaurant under a different name and ownership, was acquired by the Company in March 1998.

         By an agreement dated March 8, 1994, in connection with divorce proceedings between Mr. de Berdouare and his former wife and in settlement of other litigation among Mr. de Berdouare, CKC, his former wife and other affiliated persons, Mr. de Berdouare sold to his former wife his interest in Chicken Kitchen Grill, Inc., the franchisor, and the Company-owned store. In exchange, Mr. de Berdouare received all rights to, among other things, the tradename Chicken KitchenR and all related service marks and logos. The Chicken KitchenR trade dress, operations manual, marination formulae, sauces and other recipes and concept for operations are available for use by any of the parties. Mr de Berdouare then transferred his rights in the Chicken KitchenR tradename and related service marks, trade dress, operations manual, marination formulas, sauces and other recipes and concept for operations, to CKC.

         The Company's restaurants feature a menu focused on grilled chicken served whole, in halves or in quarters, and grilled boneless chicken breasts, served in a variety of sandwiches, salads and platters. The Company believes that its focus on grilled chicken capitalizes on an increasing consumer preference for healthier, lower-fat foods. The focused menu also facilitates the consistent preparation of fresh, high quality foods, the execution of efficient customer service and the accurate replication of the concept in new locations.

         The Company uses fresh whole chickens, top grade produce and freshly prepared rice, and homemade sauces, which are delivered several times a week to each restaurant. The Company maintains stringent quality standards for the preparation and service of all food items. The Company believes the menu's emphasis on freshness and quality, as well as its focus on grilled chicken, appeals to increasingly health-conscious customers who desire a wholesome and healthy alternative to the fare served at other quick-service restaurants.

         The Company's restaurants deliver value by providing generous portions of wholesome, flavorful food at economical prices. The Company emphasizes value with menu prices typically well below the prices of comparable menu items in full service restaurants and frequently less than comparable menu items offered by other quick-service restaurants.

         The Company places a premium on quick-service and customer convenience. The Company's traditional restaurants, which are open for lunch and dinner seven days a week from 11:00 a.m. to 10:00 p.m., offer take-out service to accommodate the varied schedules of families, business people, students and other time-sensitive individuals. Prompt, accurate and courteous service is a priority in each mode of food delivery. In addition, the menu offers a variety of portion sizes to accommodate a single customer, family or large group.

         The Company's restaurants feature an attractive interior decor and exterior design which is easily replicable in its multi-unit system. While each restaurant has a similar appearance, the restaurants' design is sufficiently flexible to accommodate a variety of available sites. Restaurants are also designed to conveniently serve a high volume of customer traffic while retaining an inviting, casual atmosphere.

Restaurants

         As of March 31, 1998 the Company owned the following restaurants.

        Store No.                 Location                    Square Feet

              1                      Red Road,                    1,100
                                    South Miami

              2                Arthur Godfrey Road,               1,400
                                    Miami Beach

              3                    Kendall Mall,                  1,600
                                    West Miami

              4                   Aventura Mall,                   750
                                    North Miami
              5                 Bayside Marketplace                700
                               Downtown Miami Avenue

              6                  Washington Lane,                3,200
                                    Miami Beach         (under construction)

Proposed Franchise Program

          The Company has no franchises currently outstanding.

          The Company will assist franchisees with selecting a suitable location by the use of demographic and traffic pattern analysis, an analysis of the proximity of business and community resources, and competition; advises on the negotiation of lease terms and store design; assists with sourcing of food product supply; and purchase of furniture and fixtures. Franchisees are not required to purchase any products from the Company.

          The current franchise fee is $25,000 paid $10,000 on contract signing and $15,000 when the premises lease is signed, plus 4% of revenues. A Chicken Kitchen restaurant typically requires an additional $200,000 to $400,000 in equipment, furniture, fixtures, advertising, inventory and other pre-opening costs.

          The Company's future growth will be focused on obtaining franchised Restaurants as well as adding additional store locations.

          The primary criteria considered by the Company in the review and approval of franchisees are prior experience in operating restaurants or other comparable business experience, and capital available for investment.

          The Company, when required, will establish a staff of operations personnel to train and assist franchisees in opening new Restaurants and to monitor the operations of existing Restaurants. These services will be provided as part of the Company's franchise program. New franchisees are required to complete a four-week training program. Upon the opening of a new franchised Restaurant, Company representatives are typically sent to the Restaurant to assist the franchisee during the opening period. These Company representatives work in the Restaurant to monitor compliance with the Company's standards and provide additional on-site training of the franchisee's restaurant personnel.

          The Company will provide development and construction support services to its franchisees. Plans and specifications for the restaurants must be approved by the Company before improvements begin. The Company's personnel will visit the facility during construction of leasehold improvements to meet with the franchisee's site contractor and to verify that construction standards are met.

          New franchisees will be required to complete a four-week program that features various aspects of day-to-day operations and certification in all functioning positions. The program consists of formal classroom training and in--restaurant training, including human resources, accounting, purchasing and labor and food handling laws. Generally, a team of Company employed personnel is provided for new restaurants to conduct hands-on training and to ensure compliance with Company standards. Standard operating manuals are provided to each franchisee.

          To maintain uniformly high standards of appearance, service, food and beverage quality, the Company has adopted policies and implemented a monitoring program. Franchisees are expected to adhere to the Company's specifications and standards in connection with the selection and purchase of products used in the operation of the Restaurant. Detailed specifications are provided for the products used, and franchisees must request Company approval for any deviations. Except for the proprietary marination formula, the Company does not generally sell equipment, supplies or products to its franchisees. The franchise agreement requires franchisees to operate their restaurants in accordance with the Company's requirements. Ongoing advice and assistance is provided to franchisees in connection with the operation and management of each restaurant.

Suppliers

          The Company and its prospective franchisees purchase all of its fresh chicken from pre-approved suppliers, and obtains its other supplies from several suppliers. The Company believes that alternative suppliers are readily available.


Competition

          The fast food restaurant industry is highly competitive and can be significantly affected by many factors, including changes in local, regional or national economic conditions, changes in consumer tastes, consumer concerns about the nutritional quality of quick-service food and increases in the number of, and particular locations of, competing restaurants. Factors such as inflation, increases in food, labor and energy costs, the availability and cost of suitable sites, fluctuating interest and insurance rates, state and local regulations and licensing requirements and the availability of an adequate number of hourly paid employees can also adversely affect the fast food restaurant industry. Multi-unit restaurant chains like the Company can also be substantially adversely affected by publicity resulting from food quality, illness, injury, or other health concerns. Major chains, which have substantially greater financial resources and longer operating histories than the Company, dominate the fast food restaurant industry. The Company competes primarily on the basis of location, food quality and price. Changes in pricing or other marketing strategies by these competitors can have an adverse impact on the Company's sales, earnings and growth. There can be no assurance that the Company will be able to compete effectively against its competitors. In addition, with respect to the sale of franchises, the Company competes with many franchisors of restaurants and other business concepts for qualified and financially capable franchisees.

Regulation

          The Company is subject to a variety of federal, state, and local laws affecting the conduct of its business. Operating restaurants are subject to various sanitation, health, fire and safety standards and restaurants under, or proposed for construction, are subject to state and local building codes, zoning restrictions and alcoholic beverage regulations. Difficulties in obtaining or failure to obtain required licenses or approvals could delay or prevent the development or opening of a new restaurant in a particular area. The Company is also subject to the Federal Fair Labor Standards Act, which governs minimum wages, overtime, working conditions and other matters, and the Americans with Disabilities Act, which became effective in January 1992. The Company believes that it is in compliance with such laws, and that its Restaurants have all applicable licenses as required by governmental authorities.

          The Company believes that it is in compliance with the applicable federal and state laws concerning designated non-smoking and smoking areas in its Company operated restaurants.

          The Company is subject to regulations of the Federal Trade Commission (the "FTC") and various states relating to disclosure and other requirements in the sale of franchises and franchise operations. The FTC's regulations require the Company to timely furnish prospective franchisees a franchise offering circular containing prescribed information. Certain state laws also require registration of the franchise offering with state authorities. Other states regulate the franchise relationship, particularly concerning termination and renewal of the franchise agreement. The Company believes that it is in compliance with the applicable franchise disclosure and registration regulations of the FTC and the various states that it operates in.

          While the Company intends to comply with all federal, state and foreign laws and regulations, there can be no assurance that it will continue to meet the requirements of such laws and regulations, which, in turn, could result in a withdrawal of approval to franchise in one or more jurisdictions. Any such loss of approval may have a material adverse effect upon the Company's ability to successfully market its franchises. Violations of franchising laws and/or state laws and regulations regulating substantive aspects of doing business in a particular state could subject the Company and its affiliates to rescission offers, monetary damages, penalties, and/or injunctive proceedings. The state laws and regulations concerning termination and non-renewal of franchisees are not expected to have a material impact on the Company's operations. In addition, under court decisions in certain states, absolute vicarious liability may be imposed upon franchisors based upon claims, there can be no assurance that existing or future franchise regulations will not have any adverse effect on the Company's ability to expand its franchise program.

Employees

          As of December 31, 1997, the Company had 100 full time and part time staff, all at the restaurant level, and 2 administrative employees.

Trademarks

          The Company markets several products under its Chicken Kitchen trademark. The Company has received trademark and service mark protection of this name and related designs from the United States Patent and Trademark Office and considers these trademarks and service marks to be important to its business.

Litigation

          During the months of December 1992, January 1993 and February 1993, landlord Daniel Hitchcock, of the Red Road Store in Miami, Florida was overpaid $5,735.88 in rent. The Company, as successor tenant of this location, requested beginning in 1993 that Hitchcock return the overpaid rent.
Hitchcock has refused to refund the overpaid rent. On February 23, 1998 Hitchcock filed an eviction lawsuit in the Dade County Court against the Company alleging breach of the provisions of the written lease agreement, including a limitation on seating to 17 persons and alleging the lease did not authorize outdoor seating. The Company answered the complaint on March 18, 1998, alleging that the lease was orally modified by Hitchcock and that the premises contained no less than 32 indoor seats from inception of the lease. The Company also has counterclaimed for its $5,735.88 in overpaid rent.


                                                    MANAGEMENT

          The following table sets forth certain information with respect to the executive officers and directors of the Company. Each director holds such position until the next annual meeting of the Company's shareholders and until his respective successor has been elected and qualifies. Any of the Company's officers may be removed with or without cause at any time by the Company's Board of Directors.

President, Chief Executive Officer, Treasurer and Director: Christian Mahe de Berdouare

          Mr. de Berdouare, age 41 has been President, Chief Executive Officer, Treasurer and a Director of the Company, and a member of the Franchise Committee of the Board of Directors, since December 1995. In addition, since 1988, he has been director, president, chief executive officer and holder of all of the issued and outstanding shares of common stock of CKC. From January 1984 to December 1988, Mr. de Berdouare was a director and president of Chicken Kitchen, Ltd. and of Chicken Kitchen 52 OLP, Inc., companies which operated as Chicken Kitchen R restaurants in New York City, New York. Both corporations filed for protection under Chapter 11 of the Federal Bankruptcy Code. In July, 1989, this proceeding was converted to Chapter 7. In 1988, Chicken Kitchen, Ltd. obtained a discharge in Bankruptcy. In conjunction with that bankruptcy proceeding, Chicken Kitchen 52nd Street Operating Limited Partnership also filed a petition on March 4, 1987, for an arrangement under Chapter 11 of the United States Bankruptcy Act (United States Bankruptcy Court for the Eastern District of New York - Cash No. 887-70334-20). Mr. Berdouare was President of 52nd, Inc., the general partner of Chicken Kitchen 52nd Operating Limited Partnership, at the time the petition was filed. A plan of reorganization was approved by the creditors and confirmed by order of the Bankruptcy Court on April 8, 1988. Pursuant to the plan, the assets of Chicken Kitchen 52nd Operating Limited Partnership were transferred to Chicken Kitchen Holdings, Inc.

Vice President and Secretary:  David Krasna

          Mr. Krasna, age 46, has been Vice President-Administration and Secretary since December 1996. He served as a Director of the Company from December 7, 1995 to December 31, 1996. He has been a consultant in the restaurant industry for over 17 years, including acting as a consultant to Chicken Kitchen Corporation, since August 1995. Previous consultancies include Caffe Vittorio in Miami, Florida, during 1995; Caffe Valentini in Miami Beach, Florida during 1993; and Da GiGi Restaurant in Buenos Aires, Argentina, during 1992-1993. He was the founder and part owner of Le Marignac restaurant in Geneva, Switzerland from 1980-1990. Other business ventures include USAFONE, Inc. in Miami, Florida, a cellular telephone company where he remains a director;  Triton
Capital Management, Inc. of Miami, Florida, a financing consulting company involved in cellular communications projects abroad, during 1993-1995; and Pacma S.A. and Indigo corporation S.A., both of Buenos Aires, Argentina, a manufacturer and distributor of organic-based fuel additives, during 1991-1992.

Vice President:  Frank Blackman

          Mr. Blackman, age 44, has been Vice President of Development and Franchising since March 1997. Mr.
Blackman was Director, Marketing Sales Training and Performance Improvement of
 Republic Industries from 1997 to 1998. From 1991 to 1997 he was Director, Training and Development, for Triarc Restaurant
Group (Arby's). He was Director, Training and Development and Area Manager for Miami Foods, Ltd. from 1985 to 1991. From 1982 to 1985 Mr. Blackman was Sales Manager for Mangren Research
 and Development Corporation
and he held various staff positions including Area Supervisor for Wendy's International, Inc. from 1977 to 1982.
Mr. Blackman received a BS from Nova Southeastern University and an MBA from Florida Atlantic University.

Stock Option Plan

          The Company, by resolution of its Board of Directors, adopted a Stock Option Plan (the "Plan"). The Plan enables the Company to offer an incentive based compensation system to employees, officers and directors and to employees of companies who do business with the Company.

          In the discretion of a committee comprised of non-employee directors (the "Committee"), directors, officers, and key employees of the Company and its subsidiaries or employees of companies with which the Company does business become participants in the Plan upon receiving grants in the form of stock options. A total of 1,000,000 shares are authorized for issuance under the Plan, of which 900,000 shares are issuable under incentive stock options to Mr. Berdouare, and 100,000 to Mr. Krasna, 100,000 non-qualified options to another person, and 100,000 options to Mr. Blackman. All these options are exercisable for five years at a price of $.33 per share except for the options to Mr. Blackman, which are exerciseable at $.65 for a period of two years. The Company may increase the number of shares authorized for issuance under the Plan or may make other material modifications to the Plan without shareholder approval. However, no amendment may change the existing rights of any option holder.

          Any shares which are subject to an award but are not used because the terms and conditions of the award are not met, or any shares which are used by participants to pay all or part of the purchase price of any option may again be used for awards under the Plan.

          Stock options may be granted as non-qualified stock options or incentive stock options, but incentive stock options may not be granted at a price less than 100% of the fair market value of the stock as of the date of grant (110% as to any 10% shareholder at the time of grant); non-qualified stock options may not be granted at a price less than 85% of fair market value of the stock as of the date of grant. Restricted stock may not be granted under the Plan in connection with incentive stock options.

          Stock options may be exercised during a period of time fixed by the Committee except that no stock option may be exercised more than ten years after the date of grant or three years after death or disability, whichever is later. In the discretion of the Committee, payment of the purchase price for the shares of stock acquired through the exercise of a stock option may be made in cash, shares of the Company's Common Stock or by delivery or recourse promissory notes or a combination of notes, cash and shares of the Company's common stock or a combination thereof. Incentive stock options may only be issued to directors, officers and employees of the Company.

          There are no standard or other arrangements pursuant to which any director of the Company is or was compensated during the Company's last fiscal year for services as a director, for committee participation or special assignments.

                                              PRINCIPAL STOCKHOLDERS

          The following table sets forth information relating to the beneficial ownership of Company Common Stock as of the date of this Prospectus by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock (ii) each of the Company's directors and executive officers, and (iii) all of the Company's directors and executive officers as a group. The Percentage After Offering assumes the sale of all shares offered hereby and the conversion of all Preferred shares into 4,616,195 shares of common stock at the rate of $.867454 per share.

                                                                           Percentage               Percentage
        Name                                   Common Stock              Before Offering         After Offering(1)

Christian Mahe de Berdouare(2)                    5,385,000                     43.2%                     30.7%

David Krasna(2)                                     110,000                      1.0%                       .7%

Frank Blackman(2)                                   110,000                     16.9%                     11.7%

Stratcomm Media Ltd.(3)                           1,950,000                     17.5%                     13.5%
1801 Lee Road
Winter Park, FL  32789

Jennifer V. Valoppi(2)(4)                           500,000                      4.3%                      3.0%

All Directors and Executive                       5,605,000                     56.5%                     31.5%
  Officers as a group (3 persons)

(1) Unless otherwise noted below, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. For purposes hereof, a person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of warrants or options or the conversion of convertible securities. Each beneficial owner's percentage ownership is determined by assuming that any such warrants, options or convertible securities that are held by such person (but not those held by any other person) and which are exercisable within 60 days from the date hereof, have been exercised.
(2) The address of this individual is C/O the Company. Includes 900,000 shares issuable upon exercise of options at $.33 per share for five years issued to Mr. Berdouare and 100,000 shares issued upon exercise of 100,000 stock options to each of Frank Blackman and David Krasna. Includes as to Mr. Berdouare 1,000,000 shares of Class B Common Stock each of which gives the holder the right to 10,000 votes per share.
(3)     Stratcomm Media Ltd. is a publicly traded corporation.
(4) Jennifer Valoppi is the spouse of Mr. Berdouare. She and Mr. Berdouare disclaim beneficial ownership of the shares held by each other.


*  less than 1%

                                               SELLING SHAREHOLDERS

         The  shares of  Common  Stock of the  Company  offered  by the  Selling
Stockholders (the "Shares") will be offered at market prices, as reflected on the Electronic Bulletin Board, or on the Nasdaq Small Cap Market if the Common Stock is then traded on Nasdaq. The shares include 600,000 shares currently outstanding as well as shares being offered by the holders upon conversion of the Series A Preferred and 500,000 shares being issued upon exercise of options. The aggregate number of shares offered for resale upon conversion of the Series A Preferred will be based on the conversion rate in effect at the time of conversion. It is anticipated that registered broker-dealers will be allowed the commissions which are usual and customary in open market transactions.

         The number of shares of Common Stock issuable upon conversion of each of the 4,000 shares of Series A Preferred, and the consequent number of shares of Common Stock available for resale under this Prospectus, is based upon a conversion ratio which is the lower of $1,000 divided by 65% of the closing bid price of the Common Stock on NASDAQ averaged over the five trading days immediately prior to the date of conversion, or $.9542, plus 10% additional shares issuable since the Registation Statement of which this Prospectus is a part was not filed and declared effective within certain time parameters.
Based upon the bid price on the date of this Prospectus, or $1.468, approximately 1,160.2987 shares of Common Stock would be issuable per share of Series A Preferred. The Selling Stockholders do not own any Common Stock except as registered hereby and will own no shares after the completion of the offering. The relationship, if any, between the Company and any Selling Stockholder is set forth below or under the caption "Certain Transactions". In addition to the above, the selling shareholders have the right to receive 10% additional common shares and an 8% dividend payable in shares pursuant to provisions of the Series A Preferred.




                                                                            Percent of
                                      Number of             Number of      Common Stock
                                      Series A               Common           Before
       Name                       Preferred Shares           Shares          Offering

Olympus Capital, Inc.                    200                   230,560             2.0%
Matthew Holstein Pension Plan             25                    28,820                *
Philip Holstein                           50                    57,640                *
Edwards Capital                          100                   115,280                *
Castle Creek Valley Ranch
  Partnership DBPP                        50                    57,640                *
World Capital Funding                    100                   115,280                *
Nostradamus, S.A.                        600                   691,679             5.6%
Bruce Knox                               100                   115,280                *
Dominick Vicari                           65                    74,932                *
Frederick A. Lenz                        150                   172,920             1.5%
John T. Mitchell                         100                   115,280                *
Jimmy Dean Dowda                         100                   115,280                *
David Mollen                              25                    28,280                *
Richard M. Deck                           25                    28,280                *
Jon Lane                                  25                    28,280                *
Roberto E. Veitia                         50                    57,640                *
Michale M. Louis, Jr.                     40                    46,112                *
Kristy Cash                               25                    28,280                *
James Skalko                             300                   345,839             2.9%
Pow Wow, Inc.                            200                   230,560             2.0%
Joseph Sloves                             50                    57,640                *
Azucar, Ltd.                              75                    86,460                *
Ed Leinster                              150                   172,920             1.5%
Arnold A. Zousmer                        500                   576,399             4.8%
Barry Seidman                            500                   576,399             4.8%
William Veckman                           25                    28,820                *
Barras Investments                       370                   426,535             3.6%
Sammut & Associates, Ltd.                                      200,000             1.7%
Jennifer V. Valoppi                                            300,000             2.6%
Corporate Relations Group, Inc.(1)(2)                          600,000             4.1%


  TOTALS                               4,000                 5,711,195            47.4%

*less than 1%

(1)      Includes 100,000 shares already outstanding.
(2)      Includes 500,000 shares issuable upon exercise of options.

                                               CERTAIN TRANSACTIONS

         The Company was incorporated in November 1994 as a wholly owned subsidiary of Stratocomm Media, Ltd. (the "Parent"). The Parent purchased 4,900,000 shares for $2,450 and subsequently contributed $843,097 in capital to the Company. In December 1996 the Parent cancelled 2,450,000 shares in connection with the acquisition of Chicken Acquisition Corporation, a Delaware corporation, owned by Mr. Berdouare ("CKC Delaware"). The purchase price for CKC Delaware 5,100,000 shares of common stock.

         In connection with the Company's sale of Series A Preferred Stock, the Company issued 100,000 shares of restricted stock and options to purchase 500,000 shares of common stock to Corporate Relations Group, Inc. a subsidiary of Parent, issued 500,000 shares to Alain Berdourare, the brother of the President and 200,000 shares to Sammut & Associates, Ltd. for services.

          In September 1995 Nostradamus, S.A. loaned $600,000 to the Company. This loan was repaid in
November 1997 out of the proceeds of the Company' placement of Series A Preferred Stock. Nostradamus purchased $600,000 of Series A Preferred Stock in the Offering.

         The Company rents its executive offices from its President under an oral sublease for $2,200 per month.

                                   CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

         The Company's former independent accountant BDO Seidman, LLP ("BDO Seidman") was dismissed from that capacity in November 1997. The report by BDO Seidman on the financial statements of the Company dated November 1, 1997, including balance sheets as of September 30, 1996 and March 31, 1996 and the statements of operations, cash flows and statement of stockholders' equity for the six month period and year then ended did not contain an adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles, except as to the uncertainty as to whether the Company would continue as a going concern. During the period covered by the financial statements through the date of resignation of the former accountant, there were no disagreements with the former accountant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. A letter from the former independent accountant for the Company is attached as an exhibit to the Registration Statement of which this Prospectus is a part. In December 1997 the Company engaged McKean, Paul, Chrycy, Fletcher & Co.
 as its new independent accountants.

                                             DESCRIPTION OF SECURITIES

Common Stock

         The Company's Articles of Incorporation authorizes the issuance of 65,000,000 shares of Common Stock, $.0005 par value per share, including
50,000,000 shares of Class A common stock and 15,000,000 shares of Class B common stock, of which 10,536,298 shares of Class A common stock and 1,018,950 shares of Class B Common Stock were outstanding as of the date of this Prospectus. Holders of shares of Class A Common Stock are entitled to one vote for each share, and holders of Class B stock are entitled to 10,000 votes per share on all matters to be voted on by the stockholders. Holders of Common Stock have no cumulative voting rights. Holders of shares of Common Stock are entitled to share ratably in dividends, if any, as may be declared, from time to time by the Board of Directors in its discretion, from funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, the holders of shares of Common Stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. Holders of Common Stock have no preemptive rights to purchase the Company's Common Stock. There are no conversion rights or redemption or sinking fund provisions with respect to the common stock. Each share of Class B Common Stock is convertible into one share of Class A Common Stock. No Class B Common Shares may be issued as stock divided. Is the Class A Common Stock convertible into Class B Common Stock. No issuance, sale or distribution of the Class B Common Stock shall be registered under the Securities Act of 1933. All of the outstanding shares of Common Stock are, and the shares of Common Stock will be, when issued and delivered, fully paid and non-assessable issuable upon conversion of the Preferred Stock.

Preferred Stock

         The Company's Articles of Incorporation authorize the issuance of 1,000,000 shares of preferred stock, $.0005 par value, of which 4,000 shares of Series A Preferred Stock are outstanding. The Series A Preferred Stock is convertible, at the option of the holder, into shares of common stock at an initial Conversion Rate, subject to adjustments, at a number of shares of Common Stock equal to $1,000 divided by the lower of (i) Sixty-Five Percent (65%) of the average Market Price of the Common Stock for the five trading days immediately prior to the Conversion Date (defined below) or (ii) $1.265625 increased proportionally for any reverse stock split and decreased proportionally for any forward stock split or stock dividend. Market Price for any date shall be the closing bid price of the Common Stock on such date, as reported by the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), or the closing bid price in the over-the-counter market if other than Nasdaq. The holders of Series A Preferred have no voting rights, and have a liquidation preference of $1,300 per share over the Common Stock. Dividends on the Series A Preferred are payable at the rate of 8% per annum ($80 per share of Series A Preferred Stock) payable on each July 1, in either cash, or in the option of the Company, Common Stock valued at the Conversion Rate. The Company's Board of Directors has authority, without action by the shareholders, to issue all or any portion of the authorized but unissued preferred stock in one or more series and to determine the voting rights, preferences as to dividends and liquidation, conversion rights, and other rights of such series.

         The Company's Board of Directors has the authority to issue the authorized shares of Preferred Stock in one or more series and to fix the designations, relative powers, preferences, rights, qualifications, limitations and restrictions of all shares of each such series, including without limitation dividend rates, conversion rights, voting rights, redemption and sinking fund provisions, liquidation preferences and the number of shares constituting each such series, without any further vote or action by the stockholders. The issuance of Preferred Stock could decrease the amount of earnings and assets available for distribution to holders of Common Stock or adversely affect the rights and powers, including voting rights, of the holders of Common Stock.

         The Company considers it desirable to have preferred stock available to provide increased flexibility in structuring possible future acquisitions and financings and in meeting corporate needs which may arise. If opportunities arise that would make desirable the issuance of preferred stock through either public offering or private placements, the provisions for preferred stock in the Company's Articles of Incorporation would avoid the possible delay and expense of a shareholder's meeting, except as may be required by law or regulatory authorities. Issuance of the preferred stock could result, however, in a series of securities outstanding that will have certain preferences with respect to dividends and liquidation over the Common Stock which would result in dilution of the income per share and net book value of the Common Stock. Issuance of additional Common Stock pursuant to any conversion right which may be attached to the terms of any series of preferred stock may also result in dilution of the net income per share and the net book value of the Common Stock. The specific terms of any series of preferred stock will depend primarily on market conditions, terms of a proposed acquisition or financing, and other factors existing at the time of issuance. Therefore, it is not possible at this time to determine in what respect a particular series of preferred stock will be superior to the Company's Common Stock or any other series of preferred stock which the Company may issue. The Board of Directors may issue additional preferred stock in future financings.

Antitakover Provisions

         The issuance of Preferred Stock and Class B Common Stock could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. Further, certain provisions of Florida law could delay or make more difficult a merger, tender offer or proxy contest involving the Company. While such provisions are intended to enable the Board of Directors to maximize stockholder value, they may have the effect of discouraging takeovers which could be in the best interest of certain stockholders. There is no assurance that such provisions will not have an adverse effect on the market value of the Company's stock in the future.

         The Company intends to furnish holders of its common stock annual reports containing audited financial statements and to make public quarterly reports containing unaudited financial information.

Transfer Agent

         The transfer agent for the Common Stock is Florida Atlantic Stock Transfer, Inc. 5701 N. Pine Island Road,
Suite 310 B, Tamarack, Florida, and its telephone number is (954) 726-4954.



                                                   LEGAL MATTERS

         The legality of the Shares offered hereby will be passed upon for the Company by Hand & Hand, a law corporation, Dana Point, California.

                                                      EXPERTS

         The audited financial statements included in this Prospectus as of and for the years ended March 31, 1997 have been audited by McKean, Paul, Chrycy, Fletcher & Company, independent certified public accountants, to the extent and for the periods set forth in their report thereon and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         The audited financial statements included in this Prospectus as of and for the years ended March 31, 1996 have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report thereon and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                            CHICKEN KITCHEN CORPORATION

                                            FINANCIAL STATEMENTS AS OF
                                              MARCH 31, 1997 AND 1996
                                                        AND
                                             DECEMBER 31, 1997 AND 1996

                                   TOGETHER WITH REPORT OF INDEPENDENT AUDITORS

                             REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of Chicken Kitchen Corporation:

We have audited the accompanying balance sheet of Chicken Kitchen Corporation ("the Company") as of March 31, 1997, and the related statements of operations, stockholders' equity and cash flows for the three months then ended (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. We did not audit the statements of operations, stockholders' equity and cash flows for the nine months ended December 31, 1996 which represent 79% of the total revenues and 65% of the total net loss for the year end March 31, 1997. The financial statements for the nine months ended December 31, 1996 were audited by other auditors whose report dated December 1, 1997 has been furnished to us and expressed an unqualified opinion. Our opinion, insofar as it relates to the amounts included for those months, is based solely on the report of the other auditors. The financial statements of Chicken Kitchen Corporation as of March 31, 1996 and December 31, 1996, were audited by other auditors whose reports dated November 1, 1996 and December 1, 1997, expressed unqualified opinions on those statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit and the report of other auditors provides a reasonable basis for our opinion.

In our opinion, based on our audit and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of Chicken Kitchen Corporation as of March 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.


                                       McKEAN, PAUL, CHRYCY, FLETCHER & CO.

Miami, Florida,
  November 14, 1997

BDO Seidman, LLP                             201 S. Orange Ave., Suite 950
Accountants and Consultants                        Orlando, Florida 32801
                                                 Telephone: (407) 841-6930
                                                    Fax: (407) 841-6347

                          Independent Certified Public Accountants' Report


To the Board of Directors and Stockholders
Chicken Acquisition Corp.

We have audited the accompanying balance sheets of Chicken Acquisition Corp. as of September 30, 1996 and as of March 31, 1996 and the related statements of operations, stockholder's equity and cash flows for the six-month period and year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Chicken Acquisition Corp. as of September 30, 1996 and March 31, 1996 and the results of its operations and its cash flows for the six-month period and year then ended in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 6 to the financial statements, the Company has experienced significant operating losses, has an accumulated deficit and is experiencing liquidity problems at September 30, 1996. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 6. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



BDO Seidman, LLP

Orlando, Florida
November 1, 1996




                                            CHICKEN KITCHEN CORPORATION
                                                  BALANCE SHEETS
                                              MARCH 31, 1997 AND 1996
                                                        AND
                                            DECEMBER 31, 1997 AND 1996

                                                                        March 31,         March 31,      December 31,  December 31,
                                                                          1997              1996             1997            1996
                                                                                                             (Unaudited)
                              ASSETS
 CURRENT ASSETS:
  Cash and cash equivalents                                                 $261,108         $  31,319  $ 945,560       $  801,880
  Inventories                                                                  3,855             4,928     13,500            5,759
  Prepaid consulting services and other                                      162,000            13,458    404,872           12,000
  Other current assets                                                         6,000             4,084     16,644            6,266
                                                                         -----------
     Total Current Assets                                                    432,963            53,789  1,380,576          825,905
                                                                           ---------

 ADVANCES TO AFFILIATE                                                       209,899                 -          -                -

 PROPERTY AND EQUIPMENT, net                                                 136,930           160,731     461,710          135,947

 OTHER ASSETS:
  Intangible assets, net                                                       9,833            83,505   1,027,445           10,000
  Leasehold interests                                                         91,000           103,000     477,824           94,000
  Prepaid consulting and other                                                25,912            13,615     401,051                -
                                                                          ----------
     Total Other Assets                                                      126,745           200,120   1,906,320          104,000
                                                                           ---------

     Total Assets                                                           $906,537          $414,640  $3,748,606       $1,065,852
                                                                            ========

               LIABILITIES AND STOCKHOLDERS' EQUITY
 CURRENT LIABILITIES:
  Accounts payable                                                         $  14,026         $  11,131 $   103,243      $    36,713
  Accrued expenses                                                            31,687            54,024     201,362           82,681
                                                                           ---------
    Total Current Liabilities                                                45,713            65,155     304,605          119,394
                                                                           ---------

 COMMITMENTS AND CONTINGENCIES                                                     -                 -           -                -

 STOCKHOLDERS'  EQUITY:
  Common stock, $0.0005 par value; 50,000,000 shares
     authorized; 10,100,248, 4,900,000, 11,390,248 and
     9,459,168 shares issued and outstanding, respectively                     5,051             2,450        5,696          4,730
  Series A, convertible preferred stock, $0.0005 par
     value; 4,000 shares authorized, issued and                                    -                 -            2                -
     outstanding
  Additional paid-in capital                                               1,857,046           654,445    5,253,899       1,645,817

  Accumulated deficit                                                     (1,001,273)         (307,410)  (1,815,596)      (704,089)
                                                                          ----------
     Total Stockholders' Equity                                              860,824           349,485    3,444,001         946,458
                                                                         -----------
     Total Liabilities and Stockholders' Equity                           $  906,537          $414,640   $3,748,606      $1,065,852
                                                                          ==========


             The accompanying notes to financial statements are an integral part of these statements.


                                            CHICKEN KITCHEN CORPORATION
                                             STATEMENTS OF OPERATIONS
                                    FOR THE YEARS ENDED MARCH 31, 1997 AND 1996
                               AND THE NINE MONTHS ENDED DECEMBER 31, 1997 AND 1996

                                                                           For the Year Ended              For the Nine Months Ended

                                                              March 31,         March 31,         December 31,         December 31,
                                                                1997              1996                1997                 1996
                                                                                                             (Unaudited)

 FOOD AND BEVERAGE SALES                                      $615,064          $236,298              $953,214             $488,907
 COST OF SALES                                                 279,478           108,650               465,127              213,241
                                                               -------
     Gross profit                                              335,586           127,648               488,087              275,666
                                                               -------

 CONTROLLABLE EXPENSES:
  Labor and employee benefits                                  309,726           119,459               423,490              244,962
  Direct operating expenses                                     30,605             5,040                28,917               21,983
  Advertising and promotion                                     21,201             2,611                78,328                5,352
  Utilities                                                     17,470             5,812                21,151               14,447
  Consulting fees                                              121,260                 -               367,477                    -
  Administrative and general                                   177,910            32,255               200,192              124,273
                                                               -------
     Total controllable expenses                               678,172           165,177             1,119,555              411,017
                                                               -------


     Loss before occupation costs                             (342,586)          (37,529)             (631,468)            (135,351)
                                                              --------


 OCCUPATION COSTS:
  Rent                                                         117,579            37,166                91,197               98,055
  Taxes and insurance                                           16,099             7,524                13,622               12,774
                                                              ---------
     Total occupation costs                                    133,678            44,690               104,819              110,829
                                                               --------


     Loss before other expenses and income taxes              (476,264)          (82,219)             (736,287)            (246,180)
                                                             --------


 OTHER EXPENSES:
  Depreciation                                                   25,420            14,612                27,988               26,403
  Amortization                                                   83,672            46,753                10,048               83,505
  Write off of merger costs and aborted acquisition costs       108,507           161,476                     -               40,591
                                                               ---------
     Total other expenses                                       217,599           222,841                38,036              150,499
                                                              ---------


     Loss before income taxes                                  (693,863)         (305,060)             (774,323)           (396,679)


 INCOME TAXES                                                                                              -                    -
                                                             --------------
                                                                      -                 -

     Net loss                                                 $(693,863)        $(305,060)           $ (774,323)          $(369,679)
                                                                   =========


 Weighted Average Shares Outstanding                          6,176,595         4,900,000             8,436,337            4,916,639


 Net Loss Per Share                                       $      (0.11)      $     (0.06)        $       (0.09)        $      (0.08)
                                                              ============                           =============



             The accompanying notes to financial statements are and integral part of these statements.



                                            CHICKEN KITCHEN CORPORATION
                                         STATEMENT OF STOCKHOLDERS' EQUITY
                                    FOR THE YEARS ENDED MARCH 31, 1997 AND 1996
                               AND THE NINE MONTHS ENDED DECEMBER 31, 1997 AND 1996

                                              Series A
                                              Preferred                                   Additional
                                                  Stock                Common Stock          Paid-In          Accumulated

                                                 Amount           Shares           Amount    Capital           Deficit        Total


 Balance at March 31, 1995                 $           -         4,900,000          $2,450   $      -    $    (2,350) $         100



     Capital contribution from Parent                  -                 -               -      654,445            -        654,445

     Net loss for the year                                               -               -            -     (305,060)      (305,060)
                                            -------------
                                                       -                   -
                                                                                         ---



 Balance at March 31, 1996                             -         4,900,000           2,450      654,445     (307,410)       349,485


     Capital contribution from Parent                  -                 -               -      188,652            -        188,652

     Retirement of common stock                        -        (2,950,000)         (1,475)       1,475            -             -

     Proceeds from sale of common stock at
                    $0.33 per share                    -         2,409,168           1,205      793,795            -        795,000
     Issuance of restricted common stock
     for assets acquired                               -         5,100,000           2,550        7,450            -         10,000

     Net loss for nine months                          -                                 -            -     (396,679)      (396,679)




 Balance at December 31, 1996                          -         9,459,168           4,730    1,645,817     (704,089)       946,458


     Issuance of common stock for consulting
       services valued at $0.33 per share              -           606,080             303      199,697            -        200,000
     Issuance of  restricted common stock in
        connection with aborted
       acquisition valued at $0.33 per share           -            35,000              18       11,532             -        11,550

     Net loss for three months                         -                 -               -                   (297,184)     (297,184)

                                                                                                       -


 Balance at March 31, 1997                             -        10,100,248           5,051    1,857,0      (1,001,273       860,824


                                                    (CONTINUED)




                                            CHICKEN KITCHEN CORPORATION
                                         STATEMENT OF STOCKHOLDERS' EQUITY
                                    FOR THE YEARS ENDED MARCH 31, 1997 AND 1996
                               AND THE NINE MONTHS ENDED DECEMBER 31, 1997 AND 1996

                                                    (CONTINUED)

                                              Series A
                                              Preferred                                   Additional
                                                  Stock                Common Stock          Paid-In          Accumulated

                                                 Amount           Shares           Amount    Capital           Deficit        Total



(Unaudited)
     Issuance of restricted common stock for
       professional and employee
       services valued at $0.33 per share              -           150,000              74       49,426          -           49,500
     Issuance of restricted common stock in       connection with the
       acquisition of remaining 45% interest
       in a restaurant location
       valued at $1.00 per common share                -            15,000               8       14,992          -           15,000
     Proceeds from issuance of 4,000 shares of
      preferred stock at
       $1,000 per share less issuance costs
       of $1,792,000 ($1,502,000 in
       cash and $290,000 in common stock)              2                 -               -   2,207,998           -        2,208,000

     Issuance  of  restricted  common  stock
       valued  at  $1.00  per  share  for
       consulting services to a 5% stockholder of
       Series A Preferred
       Stock in connection with issuance of
        preferred stock                                -           140,000              70     139,930           -          140,000
     Issuance of restricted common stock valued at
       $1.00 per share for
       investor and corporate relations
       fees paid to wholly owned
       subsidiaries of former parent
       company (a current 19.5%
       stockholder of the Company) in
       connection with issuance of                     -           100,000              50      99,950           -          100,000
       preferred stock
     Issuance of restricted common stock valued at
       $1.00 per share for
       professional services in connection
       with issuance of preferred                      -            50,000              25      49,975           -           50,000
       stock
     Issuance of  restricted  common  stock
       valued at $1.00 per share for future
       consulting services to entities owned
       by family members
       of the principal stockholder                    -           700,000             350     699,650            -         700,000

     Issuance of restricted common stock
       for professional  and
       employee services to individuals
       at $1.00 per share                               -           135,000              68    134,932             -        135,000


     Series A preferred stock dividend payable          -                   -             -          -       (40,000)       (40,000)

     Net loss for nine months                           -                   -             -          -      (774,323)      (774,323)
                                              -------------




 Balance at December 31, 1997                 $         2        11,390,248          $5,69  $5,253,899   $(1,815,596)   $ 3,444,001
                                               ===========



             The accompanying notes to financial statements are an integral part of these statements.



                                            CHICKEN KITCHEN CORPORATION
                                             STATEMENTS OF CASH FLOWS
                                    FOR THE YEARS ENDED MARCH 31, 1997 AND 1996
                               AND THE NINE MONTHS ENDED DECEMBER 31, 1997 AND 1996

                                                                      For the Year Ended              For the Nine Months Ended

                                                                   March 31,        March 31,        December 31,       December 31,
                                                                      1997            1996               1997                  1996
                                                                                                      (Unaudited)

CASH FLOWS FROM OPERATING ACTIVITES:

  Net loss                                                    $(693,863)        $(305,060)          $(774,323)           $(396,679)


  Adjustments to reconcile net loss to net cash used in operating activities:
        Depreciation and amortization                           109,092           61,365               38,036              109,908
        Amortization of prepaid consulting fees and
       leasehold interest                                        53,000                -              213,412                    -
        Write off of merger and aborted acquisition             108,507          161,476                    -               36,957
       costs
        Issuance of 285,000 shares of common stock                                     -              184,500                    -
       for services                                                   -
        Changes in operating assets and liabilities:

Inventories                                                       1,073           (4,928)              (7,513)                (831)

Prepaid expenses and other current assets                        10,724          (13,458)            (110,869)              10,458

Advances to affiliate                                          (209,899)               -              (34,933)                   -

Intangibles and other assets                                    (88,094)          (3,984)               2,521               (2,182)

Accounts payable and accrued expenses                           (19,442)          65,155              108,191               54,239
                                                              ---------

             Net cash used in operating activities             (728,902)         (39,434)            (380,978)            (188,130)
                                                               --------


CASH FLOWS FROM INVESTING ACTIVITIES:

  Purchase of property and equipment                             (1,619)        (175,343)              (4,928)              (1,619)
  Acquisition of restaurant locations                                                              (1,447,500)

  Cash acquired in acquisition                                                                         19,858
  Increase in merger costs                                      (23,342)        (408,349)                   -              (23,342)
                                                              ----------

             Net cash used in investing activities              (24,961)        (583,692)          (1,432,570)             (24,961)
                                                             ----------


CASH FLOWS FROM FINANCING ACTIVITIES:
  Capital contribution from parent                               188,652          654,445                    -              188,652
  Proceeds for sale of common stock                              795,000                -                    -              795,000
  Proceeds from sale of preferred stock                                -                -            4,000,000                    -

  Preferred stock issuance costs                                                        -           (1,502,000)                   -
                                                            ------------                                           ----------------
                                                                       -

             Net cash provided by financing activities           983,652          654,445            2,498,000              983,652
                                                                --------

INCREASE IN CASH AND CASH
  EQUIVALENTS                                                    229,789           31,319              684,452             770,561
                                                                --------                                                 ---------




                                                    (CONTINUED)


                                            CHICKEN KITCHEN CORPORATION
                                             STATEMENTS OF CASH FLOWS
                                    FOR THE YEARS ENDED MARCH 31, 1997 AND 1996
                               AND THE NINE MONTHS ENDED DECEMBER 31, 1997 AND 1996

                                                    (CONTINUED)

                                                                   For the Year Ended                For the Nine Months Ended

                                                           March 31,        March 31,          December 31,           December 31,
                                                             1997              1996                1997                   1996
                                                                                               (Unaudited)

CASH AND CASH EQUIVALENTS, beginning of
  period                                                               $  31,319      $          -     $261,108          $  31,319
                                                             ---------

CASH AND CASH EQUIVALENTS, end of period                       $261,108           $31,319              $945,560           $801,880
                                                               ========

NONCASH INVESTING AND FINANCING
  ACTIVITES:
  Issuance of common stock for restaurant net assets     $           -       $          -             $  15,000      $           -
                                                         ==============


  Value of net assets acquired in acquisition of restaurant net of cash acquired of $19,858:
        Property and equipment, and other assets         $           -       $          -             $  49,925      $           -
                                                         ==============

        Leasehold interest                               $           -       $          -              $100,000       $           -
                                                         ==============

        Goodwill                                         $           -       $          -              $185,750       $           -
                                                         ==============


        Liabilities assumed                              $           -       $          -             $(110,701)      $           -
                                                         ==============



  Issuance of common stock for future cons                     $200,000      $          -              $700,000       $           -
                                                               ========
     services

  Issuance of  common stock in connection with
     aborted acquisition                                      $  11,550      $          -        $            -       $           -
                                                              =========

  Common stock issued in connection with preferred
     stock offering                                      $           -       $          -             $290,000        $           -
                                                         ==============      ============             =========


   Series A preferred stock dividend payable             $                              $              $ 40,000      $
                                                         ==============


SUPPLEMENTAL DISCLOSURES:
  Cash paid during the year for interest expense         $                 $          -         $           -        $           -
                                                           ============
                                                                               -
  Cash paid during the year for income taxes             $                 $          -         $           -        $           -
                                                                    ============
                                                                       -



             The accompanying notes to financial statements are an integral part of these statements.
                                            CHICKEN KITCHEN CORPORATION
                                           NOTES TO FINANCIAL STATEMENTS


1.   NATURE OF OPERATIONS

     The Company was organized under the laws of the State of Florida in November 1994 under the name Chicken Acquisition Corp. The Company was a wholly-owned subsidiary of Stratcomm Media, Ltd., a Canadian corporation and began operations, in November 1995, of a restaurant located in Miami, Florida, under the trade name "Chicken Kitchen" pursuant to a licensing agreement with Chicken Kitchen Corporation. In December 1996, the Company issued 2,409,168 shares of common stock at $0.33 per share ($795,000 in the aggregate) in a private placement ("the Offering"). In connection with the Offering, the Company acquired all the rights, title and interest in and to the name "Chicken Kitchen" and other intangibles. The Company then changed its name from Chicken Acquisition Corporation to Chicken Kitchen Corporation. During November 1997, the Company commenced the offering of franchises and acquired three restaurants. As of December 31, 1997, the Company owned and operated four restaurant locations.


2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Use of Estimates
     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and revenue and expenses during the period reported. Actual results could differ from those estimates.


     Unaudited Financial Statements
     In the opinion of management, the accompanying December 31, 1997 unaudited financial statements contain adjustments, consisting only of normal and recurring adjustments, necessary to present fairly the Company's financial position and the results of operations for the period presented and the disclosures herein are adequate to make the information presented not misleading. Operating results for interim periods are not necessarily indicative of the results that can be expected for a full year.

     Cash and Cash Equivalents
     The Company considers all highly liquid investments with a maturity of three months or less at the date of acquisition to be cash equivalents. The concentration of credit risk associated with cash and cash equivalents is considered low due to the credit quality of the issuers of the financial instruments.

     Property and Equipment
     Property and equipment are stated at cost. Depreciation and amortization is computed over the estimated useful lives of the assets on a straight-line method.

     Intangible Assets
     Registered trademarks and trade names are being amortized over their estimated useful lives of 15 years on a straight line basis. The cost of acquisitions in excess of the fair value of assets acquired ("Goodwill") is being amortized on a straight-line basis over 22 years. The carrying value of intangible assets is periodically reviewed and impairments are recognized when expected operating cash flows derived from such intangibles are less than their carrying value.

     Income Taxes
     The Company has established deferred tax assets and liabilities for temporary differences between financial statement and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

     Loss Per Share
     The Financial Accounting Standards Board ("FASB") issued Statement No. 128 ("SFAS No. 128"),
     "Earnings Per Share", which simplified existing computational guidelines, revised disclosure requirements,and increased the comparability of earnings per share ("EPS"). SFAS No. 128 became effective for periods ending after December 15, 1997 and required restatement of all prior period EPS data presented. The Company adopted SFAS No. 128 in December 1997, however, no restatements were necessary as diluted earnings per share would be anti-dilutive.

     Loss per common and common equivalent share is computed using the weighted average number of common and dilutive common-equivalent shares outstanding. Dilutive common-equivalent shares consist of the incremental shares issuable upon the exercise of stock options (using the treasury stock method). Diluted earnings per share have not been presented because the effect of common stock equivalents in calculating loss per share would be anti-dilutive.

     Fair Value of Financial Instruments
     Carrying  amounts  of  certain  of  the  Company's  financial   instruments
     including cash and cash equivalents, accrued payroll, and other accrued liabilities approximate fair value because of their short term maturities.

     Impairment of Long-Lived Assets
     The Company adopted Statement of Financial Accounting Standards No. 121 ("SFAS No. 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" during the fiscal year 1997. SFAS No. 121 established new guidelines regarding when impairment losses on long-lived assets, which include property, equipment, certain identifiable intangible assets, leasehold interests and goodwill, should be recognized and how impairment losses should be measured. The effect of adopting this standard did not have a material effect on the Company's financial position or results of operations.

     Recent Accounting Pronouncements
     In June 1997, the FASB issued Statement No. 130, ("SFAS No. 130") "Reporting Comprehensive
     Income", which establishes standards for reporting and display of comprehensive income and its components (revenue, expenses, gains, and losses) in a full set of general-purpose financial statements.
     SFAS No. 130 is effective for fiscal years beginning after December 31, 1997. The Company will adopt SFAS No. 130 on April 1, 1998.

     3.  PROPERTY AND EQUIPMENT

     Property and equipment, consisted of the following:

                                                            March 31,         March 31,         December 31,         December 31,
                                                              1997              1996                1997                 1996
                                                                                                 (Unaudited)

Furniture, fixtures and office equipment                       $  47,733         $  46,115             $ 111,968          $  47,733
Restaurant equipment                                              32,745            32,745               300,234             32,745
Leasehold improvements                                            96,483            96,483               117,529             96,483
                                                               ---------
     Total cost                                                  176,961           175,343               529,731            176,961

Less accumulated depreciation and                                (40,031)          (14,612)              (68,021)           (41,014)
                                                               ---------
amortization

     Property and equipment, net                                $136,930          $160,731              $461,710           $135,947
                                                                ========



4.   INTANGIBLE ASSETS

     Intangible assets, consisted of the following:

                                                            March 31,         March 31,         December 31,         December 31,
                                                              1997              1996                1997                 1996
                                                                                                 (Unaudited)

Trade name                                                      $ 10,000      $          -               $10,000          $  10,000
Pre opening costs                                                125,258           125,258                     -            125,258
Goodwill                                                               -                 -             1,027,660                  -
                                                           -------------
     Total cost                                                  135,258           125,258             1,037,660            135,258

Less accumulated amortization                                   (125,425)          (41,753)              (10,215)          (125,258)
                                                                --------

     Intangible assets, net                                    $   9,833           $83,505            $1,027,445           $ 10,000
                                                               =========



5.   LEASEHOLD INTEREST

     In connection with the start-up of the restaurant operations in November 1995, the Company entered into a ten-year operating lease for its first restaurant location. The Company was required to pay $120,000 to the former tenant for the acquisition of the facility. This amount is being amortized over the life of the lease. The current portion of $12,000 is included in "Prepaid consulting services and other" in the accompanying balance sheets.

     In connection  with the  acquisition  of three  restaurants as discussed in
     Note 7, the Company assigned $400,000 of cost of the acquisition to the value of the leases acquired and is amortizing the amount on a straight line basis over the life of the leases, including the options to renew (22 years).

6.     STOCKHOLDERS' EQUITY

     In December 1996, the Company issued 2,409,168 shares of common stock at $0.33 per share ($795,000 in the aggregate) in a private placement ("the Offering"). In connection with the Offering and a plan of reorganization, the Company acquired all of the rights, title and interest in and to the name Chicken Kitchen and other intangibles for the issuance of 5,100,000 restricted shares of common stock to one individual ("the Principal Stockholder") representing 51% of the then issued and outstanding shares of its common stock. In accordance with Securities and Exchange Commission's Staff Accounting Bulletin No. 48, the intangible assets were recorded at $10,000, which represents the historical carry value of the Principal Stockholder prior to the transaction. To effect the reorganization, the former parent company surrendered 2,950,000 common shares and retained 1,950,000 common shares, or approximately 19.5% of the then issued and outstanding common stock of the Company. The remaining 606,080 shares were issued for future consulting services to be rendered (303,040 were issued to a party related to the Principal Stockholder).

     During November 1997, the Company issued 4,000 shares of Series A Convertible preferred stock at $1,000 per share ($4,000,000 in the aggregate) in an offering pursuant to Regulation D 505 promulgated pursuant to the Securities Act of 1933 ("the Second Offering"). The proceeds were used to purchase two restaurant locations in Miami, Florida for $1,385,000, acquire the remaining 45% interest in a restaurant location in Miami, Florida, pay certain finders, investors, corporate relations, and professional fees ($1,502,000 in the aggregate), repay a $600,000 bridge loan, and provide working capital for the Company.

     Each share is convertible at any time, at the option of the holder, into a number of shares of common stock equal to $1,000 divided by the lower of
     (a) 75% of the closing bid price of the common stock on the first day that proceeds of the offering were disbursed or (b) 65% of the average closing bid price of the common stock over the five trading days immediately prior to the date of conversion. The holders of Series A preferred stock have no voting rights and have a liquidation preference of $1,300 per share over the common stock. Dividends on the Series A preferred stock are payable at the rate of 8% per annum payable on July 1, in either cash or, at the option of the Company, common stock valued at the conversion rate. Additional shares (up to a maximum of 15%) may be issued as liquidated damages to the holders, if a registration statement is not filed within the time specified in the Second Offering.

     In connection with the Second Offering, the Company authorized the issuance of options to purchase common stock as follows:

                                                                 Options for Common Stock

                                                                                     Exercise
                                       Authorized            Date Granted             Price        Expiration
Consultant for finders                         200,000       May 11, 1997         $1.25 to          May 11, 1999
  services                                                                        $1.75

Wholly owned subsidiaries                                                                          100,000
  of the former parent                                                                             annually
  Company for investor and                                                        $1.75 to         beginning in
  corporate relations services                 500,000        August 25,          $3.50            August 1998
                                               -------           1997


                                               700,000



7.   RESTAURANT ACQUISITIONS

     On January 3, 1997, Ambassa Holdings, Inc., an affiliate owned by the President (who is the Principal Stockholder) of the Company, purchased a 55% ownership interest in Patty & Caesar's Food Service, Inc. ("P&C"), pursuant to the terms of an agreement for sale of shares by shareholders dated November 15, 1996. P&C had filed a voluntary petition to reorganize pursuant to Chapter 11 of the United States Bankruptcy Code at the time of the purchase. The bankruptcy proceedings were dismissed in May 1997. The 55% investment in P&C was reflected as "Advances to affiliate" in the accompanying balance sheet at March 31, 1997 and was assigned to the Company in September 1997 in payment of the advances. In November 1997, the Company acquired the remaining 45% for $85,000 and the issuance of 15,000 restricted shares of the Company's common stock valued at $1.00 per share ($15,000 in the aggregate). The acquisition of 100% of the stock of P&C was accounted for using the purchase method of accounting. The Company allocated the cost to equipment ($127,250), leasehold interest ($100,000), other assets ($42,533, including cash of $19,858), net of liabilities assumed ($110,701) based on fair values with the excess cost ($185,750) being assigned to goodwill.

     Also in November 1997, the Company acquired the assets of two additional restaurant locations for $1,362,500. The cost of the acquisition in excess of the fair value of assets acquired of $520,132 has been allocated to goodwill ($842,368).


8.   INCOME TAXES

     The Company has net operating loss carryforwards for federal income tax purposes of approximately $694,000 and $1,704,000 at March 31, 1997 and December 31, 1997, respectively, which begin to expire in 2011. Due to the change in control of the Company (see Note 6), use of the net operating losses could be limited in the future.

     The components of deferred tax assets and liabilities are as follows:

                                                  March 31,         March 31,         December 31,         December 31,
                                                    1997              1996                1997                 1996
                                                                                    (Unaudited)

Deferred tax (liabilities) assets
     Net operating loss carryforwards                 $270,217          $105,000              $640,807             $228,000
     Other                                              31,968             9,500                27,794               34,300
                                                    ----------
                                                       302,185           114,500               668,601              262,300

       Less valuation allowance                       (302,185)         (114,500)             (668,601)            (262,300)
                                                     ---------

     Net deferred tax (liabilities) assets        $                            $         $           -       $            -
                                                  ============




     Realization of the above deferred tax assets is dependent on generating sufficient taxable income in the future to offset the deductible temporary differences generating the deferred tax assets. Net deferred tax assets have been fully reserved, as their net realization is not assured at the current time.

9.    STOCK OPTIONS (UNAUDITED)

     The Company adopted a stock option plan in March 1997 that enables the Company to offer grants in the form of stock options. A total of 1,000,000 options are authorized and were granted to officers (900,000) and to a party related to the Principal Stockholder (100,000) in April 1997. The options are exercisable for ten years at an exercise price of $0.33 per share. The Company also issued stock options in connection with the Offering (see Note 6) to acquire 200,000 and 500,000 shares of common stock at exercise prices ranging from $1.25 to $1.75 and $1.75 to $3.50, respectively. The options expire at various dates through 2002. No options were exercised during the nine month period ended December 31, 1997.

     The Company has adopted Statement No. 123, ("SFAS No. 123") "Accounting for Stock-Based Compensation", issued by the FASB in October 1995. In accordance with SFAS No. 123, the Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its stock option plan, and accordingly does not record compensation costs. If the Company had elected, beginning in 1996, to recognize compensation cost based on the fair value of the options granted at grant date as prescribed by SFAS 123, net loss and net loss per common share would have been reduced to the pro forma amounts shown below:

                                                                For the Nine
                                                                Months Ended
                                                                December 31,
                                                                    1997


Net loss - as reported                                           $   (774,323)
                                                                 ============
Net loss - pro forma                                             $(1,363,475)
                                                                 ===========

Net loss per share - as reported                               $        (0.09)
                                                               ==============
Net loss per share - pro forma                                 $        (0.16)
                                                               ==============


     The value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model using the following weighted average assumptions: expected volatility approximating 76%, risk-free interest rate ranging from 6% to 7%, expected dividends of $0 and expected lives ranging from 1 to 10 years.


10.  COMMITMENTS AND CONTINGENCIES

     Employment Agreement
     During December 1995, the Company had entered into a five-year employment agreement with its president and chief operating officer. The agreement was terminated in December 1996. The agreement provided for an annual salary of $120,000, of which $8,000 per month was paid and $2,000 per month was deferred. During 1997, $40,000 which had been deferred under the agreement was paid.

Leases
     The Company leases its restaurant facilities under long-term operating leases which expire through October 31, 2005. The leases provide for escalating fixed annual rentals plus additional rents based on a percentage of annual sales in excess of stipulated amounts. The Company is required to pay real estate taxes and other expenses. Future annual minimum lease payments required under these leases as of March 31, 1997 and December 31, 1997 are as follows:

       March 31, 1997                                        December 31, 1997
-------------------------------                      ------------------------
Year                  Amount                              Year         Amount
----
1998                           $                          1998       $ 164,664
                          66,810
1999                      68,141                          1999         169,472
2000                      70,005                          2000         159,895
2001                      70,005                          2001         143,284
Thereafter                                                Thereafter
                         327,247                                      418,067
                         -------                                    -------
     Total              $602,208                             Total  $1,055,382
                        ========                                    ==========



11.  RELATED PARTIES

     A summary of the total amount of compensation paid and the number of common shares and options issued to related parties is as follows:

                                                               Compensation                      Issued           Authorized

                                                    Year Ended              Nine Months            Shares of        Options for
                                                     March 31,            Ended December            Common             Common
                                                       1997                    31,                   Stock             Stock
                                                       ----                                          -----             -----
                                                                               1997

To a director of the Company for
  services rendered                                    $  7,000               $     16,130           110,000                  -
                                                       --------

To entities owned by family
  members of the Principal
  Stockholder

        For consulting services                             10,860                     66,330                 -                  -
        For services in connection with
          the Series A preferred stock
          offering (see Note 6)                                  -                          -           303,040                  -
        For consulting services to be
          rendered                                               -                    100,000           700,000                  -
                                                      ------------
                                                            10,860                    166,330         1,003,040                  -
                                                           -------



To a current 19.5% stockholder of
  the Company's common stock in
  connection with the Series A
  preferred stock offering                                    -                    825,000           100,000            500,000
                                                   ------------



To a 5% stockholder of the
  Company's Series A preferred
  stock in connection with the
  Second Offering                                             -                    630,000           140,000            200,000
                                                   ------------

        Total                                              $17,860                 $1,637,460         1,353,040            700,000
                                                           =======





12.      SUBSEQUENT EVENTS

         During January 1998, the Company amended its Articles of Incorporation to increase the total number of authorized common shares to 65,000,000 and the total number of authorized preferred shares to 1,000,000. The common shares will be divided into two classes (50,000,000 shares of Class A and 15,000,000 of Class B).

         No dealer, salesman or other person is authorized to give any information or to make any representations not contained in this Prospectus in connection with the offer made hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation to an offer to buy the securities offered hereby to any person in any state or other jurisdiction in which such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.



                                                 TABLE OF CONTENTS
                                                 Page
Additional Information......................       2
Prospectus Summary..........................       3
Risk Factors................................       4
Market Prices and Dividends.................       7
Management's Discussion and Analysis........       7
Business....................................       8
Management..................................      10
Principal Shareholders......................      11
Selling Shareholders........................      12
Certain Transactions........................      13
Description of Securities...................      14
Legal Matters...............................      15
Experts.....................................      15

                                            CHICKEN KITCHEN CORPORATION
                                                      PART II


Item 24. Indemnification of Directors and Officers.

         The Company has adopted provisions in its articles of incorporation and bylaws that limit the liability of its directors and provide for indemnification of its directors and officers to the full extent permitted under the Florida General Corporation Law. Under the Company's articles of incorporation, and as permitted under the Florida General Corporation Law, directors are not liable to the Company or its stockholders for monetary damages arising from a breach of their fiduciary duty of care as directors. Such provisions do not, however, relieve liability for breach of a director's duty of loyalty to the Company or its stockholders, liability for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, liability for transactions in which the director derived as improper personal benefit or liability for the payment of a dividend in violation of Florida law. Further, the provisions do not relieve a director's liability for violation of, or otherwise relieve the Company or its directors from the necessity of complying with, federal or state securities laws or affect the availability of equitable remedies such as injunctive relief or recision.

         At present, there is no pending litigation or proceeding involving a director, officer, employee or agent of the Company where indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding that may result in a claim for indemnification by any director or officer.


Item 25. Other Expenses of Issuance and Distribution.

         Filing fee under the Securities Act of 1933          $         2,930.39
         Printing and engraving(1)                                      1,000.00
         Legal Fees(1)                                                 20,000.00
         Accounting Fees(1)                                             3,000.00
         Miscellaneous(1)                                               3,069.61
         TOTAL                                                $        30,000.00

(1)      Estimates


Item 26. Recent Sales of Unregistered Securities.

         In December 1996 the Company issued 2,409,168 shares of common stock in a placement to 20 individuals at a price of $.33 per share including 75,760 shares to Katy Mahe de Berdouare, the mother of the Company's president. The placement was effected in compliance with Rule 504.

         In December 1996 the Company issued 5,100,000 shares to Christian Mahe de Berdouare in exchange for substantially all of the assets of Chicken Kitchen Corporation, a Delaware corporation owned by Mr. Berdouare.

         On March 21, 1997 the Company issued 606,080 shares of common stock to Sammut & Associates, Ltd. and Shannon Rosenbloom for consulting services valued at $.33 per share.

         On March 21, 1997 the Company issued 35,000 shares valued at $.33 per share to Danalex, Inc. in connection with a proposed acquisition of all of the assets of a restaurant in downtown Miami, Florida, which acquisition was consummated in March 1998.

         In May and June 1997 the Company issued 150,000 shares to three persons for services rendered at $.33 per share.

         In September 1997 the Company issued 15,000 shares of common stock to two persons in connection with the acquisition of the remaining 45% of a restaurant location it did not already own.


         In November 1997 the Company issued 4,000 shares of Series A Convertible Preferred Stock to twenty-seven purchasers in an offering made under
Section 4(2). Each purchaser executed a subscription agreement and consented to the imprinting of a restrictive legend on the stock certificates. In connection with this offering, the Company issued 290,000 shares of common stock for services valued at $1.00 per share.

         In October 1997 the Company issued 500,000 shares of common stock for future consulting services to be rendered by Alain Berdourare and 200,000 shares ro Sammut & Associates, Ltd., valued at $1.00 per share.  See
"Certain Transactions."

         In October 1997 the Company issued 135,000 shares valued at $1.00 per share for services rendered by one employee and one outside consultant.

        All of the transactions referred to above (except for the Rule 504 offering) are exempt from the registration requirements of the Securities Act of 1933, as amended, by virtue of Section 4(2) thereof covering transactions not involving any public offering or involve no "offer" or "sale." No underwriter was involved. As a condition precedent to each sale, the respective purchaser was required to execute an investment letter and consent to the imprinting of a restrictive legend on each stock certificate received from the Company.

         Effective February 20, 1998 the Company issued 1,018,950 shares of Class B Common Stock to 25 persons in exchange for shares of Class A Common Stock in an exchange exempt under Section 3(a)(11) of the Securities Act of 1933.



Item 27.    Exhibits

2.       Plan of acquisition, disposition or reorganization
         2.1 Agreement and Plan of Reorganization dated November 30, 1996 between the Company and Chicken Kitchen Corporation (Delaware)(1)


3.       Certificate of Incorporation and Bylaws

         3.1      Articles of Incorporation(1)
         3.2      First Amendment to Articles (increase in authorized)(1)
         3.3      Second Amendment to Articles (increase in authorized)(1)
         3.4      Third Amendment to Articles (name change)(1)
         3.5      Fourth Amendment to Articles (dual class common)(1)
         3.6      Certificate of Designation for Series A Preferred Stock(1)
         3.7      Bylaws(1)

4.       Instruments defining rights of holders, including indentures.

         Not applicable.

5. Opinion of Hand & Hand as to legality of securities being registered.(2)


10.      Material Contracts

         10.1     Agreement with Danelex, Inc.(1)
         10.2     Consulting Agreement - Sammut & Associates(1)


         16.1     Letter from BDO Seidman(2)

21.      Subsidiaries of the small business issuer

         Not applicable

23.      Consents of Experts and Counsel

         23.1     Consent of McKean, Paul, Chrycy, Fletcher & Company(2)
         23.2     Consent of BDO Seidman, LLP(2)
         23.3     Consent of Hand & Hand included in Exhibit 5 hereto

24.      Powers of Attorney

         24.1     Powers of Attorney are included on signature page(1)


(1)      Filed herewith.
(2)      To be filed by amendment.


          All other Exhibits called for by Rule 601 of Regulation S-B are not applicable to this filing.


Item 17.  Undertakings.

          (a)     The undersigned small business issuer hereby undertakes:

                  (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (I) Include any prospectus required by Section 10(a)(3) of the Securities Act;

                           (ii)
Reflect in the prospectus any facts or events which, individually or together represent a fundamental change in the information in the registration statement;

                           (iii)

          Include any material or changed information the plan of distribution.

                  (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities as at that time to be the initial bona fide offering thereof.

                  (3)  File  a  post   effective   amendment   to  remove   from
registration any of the securities that remain unsold at the end of the offering.

          (d) To provide to the underwriter at the Closing specified in the underwriting agreement certificates in such denominations and registered in such names as may be required by the underwriter to permit prompt delivery to each purchaser.

          (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (f) The undersigned small business issuer hereby undertakes that it will:

                  (1) For purposes of determining any liability under the Securities Act that the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time the Commission declared it effective.

                  (2) For the purpose of determining any liability under the Securities Act, that each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                                    SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Miami,
 State of Florida, April 16, 1998.



                                              CHICKEN KITCHEN CORPORATION



                                       By: /s/ Christian Mahe de Berdouare
                                            Christian Mahe de Berdouare
                                                President


         The undersigned officer and/or director of Chicken Kitchen, a Florida corporation (the "Corporation"), hereby constitutes and appoints Christian Mahe de Berdouare and David Krasna, and each of them, with full power of substitution and resubstitution, as attorney to sign for the undersigned in any and all capacities this Registration Statement and any and all amendments thereto, and any and all applications or other documents to be filed pertaining to this Registration Statement with the Securities and Exchange Commission or with any states or other jurisdictions in which registration is necessary to provide for notice or sale of all or part of the securities to be registered pursuant to this Registration Statement and with full power and authority to do and perform any and all acts and things whatsoever required and necessary to be done in the premises, as fully to all intents and purposes as the undersigned could do if personally present. The undersigned hereby ratifies and confirms all that said attorney-in-fact and agent, or any of his substitute or substitutes, may lawfully do or cause to be done by virtue hereof and incorporate such changes as any of the said attorneys-in-fact deems appropriate.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on April 16, 1998.


By:     /s/ Christian Mahe de Berdouare          President and Director
        Christian Mahe de Berdouare             (principal executive officer)


By:     /s/ David Krasna                        Vice-President and Secretary
        David Krasna                (principal accounting and financial officer)